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                                                                    Exhibit 23.3





INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 3 to Registration Statement No. 333-89844 of Citadel Broadcasting Corporation of our report dated February 12, 2003, except for Note 17, as to which the date is June , 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets") appearing in the Prospectus, which is part of such Registration Statement and to the reference to us under the headings "Experts" and "Change in Independent Accountants" in such Prospectus.

Los Angeles, California
June , 2003


The foregoing Consent is in the form which will be furnished by Deloitte & Touche LLP upon completion of the recapitalization and exchange described in Note 17 to the consolidated financial statements and assuming that from December 31, 2002 to the date of such completion no other material events have occurred that would affect the accompanying consolidated financial statements or required disclosures therein.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
May 28, 2003